UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2007

______________________________

KBR, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Jefferson Street
Suite 3400
Houston, Texas 77002
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 753-3011

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On May 10, KBR, Inc. (the “Company”), entered into a Share Purchase Agreement dated as of May 10, 2007 (the “Agreement”), by and among the Company’s wholly-owned subsidiary, Kellogg Brown & Root Holdings (U.K.) Limited (“KBR U.K.”), Balfour Beatty plc, The Weir Group plc (collectively, the “Sellers”), Babcock International Group plc (“Babcock”) and the Company, pursuant to which the Sellers will sell all of their respective interests in Devonport Management Limited (“DML”), including KBR U.K.’s 51% interest in DML, to Babcock for an aggregate purchase price of ₤350 million in cash. The purchase price will accrue interest at the rate of 1.5% per annum above LIBOR from July 9, 2007 through the date of closing of the Agreement. DML, through its subsidiary Devonport Royal Dockyard, is the primary dockyard performing refueling and related maintenance for the U.K.’s nuclear submarine fleet.

The Company has agreed to guarantee all of the obligations of KBR U.K. under the Agreement. In addition, the Agreement provides that if Babcock does not obtain approval of the acquisition by its shareholders (and such failure is not a result of any act or omission of the Sellers), Babcock will be required to pay the Sellers a break-up fee of an aggregate of ₤8 million.

The Sellers have made customary warranties and covenants in the Agreement. Sellers’ liability for breaches of the warranties is several (not joint and several) and is limited to an aggregate cap of ₤100 million, which reduces to £50 million after two years.

The closing under the Agreement is conditioned upon: (i) approval by Babcock’s shareholders and (ii) the consent of the U.K.’s Secretary of State of Defence. Babcock also has the ability to terminate the Agreement if there is a material adverse change in the business of DML between the execution and the closing of the Agreement.

A copy of the press release announcing the Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1 KBR, Inc. press release dated May 10, 2007 entitled, “KBR and Fellow Shareholders Announce Sale of DML Shipyard Business for ₤350 million.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

Date: May 10, 2007	By:	/s/ Andrew D. Farley
Andrew D. Farley
Senior Vice President and General Counsel